Semi-Annual
Report

December 31, 1997


[USLIFE LOGO]
INCOME FUND INC

VA 10643 VER 12/97

===============================================================================

USLIFE INCOME FUND INC
2929 Allen Parkway
Houston, TX 77019

DEAR SHAREHOLDER:
USLIFE Income Fund reported net investment income of $2,116,169 or 37 cents per share for the six months ended December 31, 1997, versus $2,072,594 or 37 cents per share for December 31, 1996. Net assets of the fund were $60,253,791 or $10.68 per share at December 31, 1997, versus $56,567,332 or
$10.02 per share at December 31, 1996. Cash dividends totaling 38 cents per share were paid to shareholders during the six months ending December 31, 1997.
Your fund's return of 8.89% for the six months ended December 31, 1997, assuming reinvestment of dividends, compared favorably with its relevant environment. The Merrill Lynch Corporate Government Index returned 6.80% while the Merrill Lynch High Yield Bond Index returned 6.59%.
At December 31, 1997 the fund had 39.9% of its assets in below investment grade issues and 60.1% in investment grade issues. Several issues were upgraded from below investment grade to investment grade during the period, resulting in market value gains and a higher quality portfolio.
The current environment of low interest rates, low inflation and declining economic growth is favorable for bonds. The turmoil in Asia is continuing to prompt a "flight-to-quality", with many investors selling Asian securities and buying U.S. Treasuries, bidding up the price and lowering interest rates.
 High yield bonds have been one of the best-performing fixed income sectors over the past year and are expected to continue to perform well. High grade corporate bonds will benefit from slower growth and lower interest rates.

Sincerely,

/s/ Norman Jaskol

Norman Jaskol
President


1
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USLIFE INCOME FUND INC
STATEMENT OF NET ASSETS (UNAUDITED)
DECEMBER 31, 1997

PAR VALUE                                                          MARKET VALUE
---------                                                          ------------
             CORPORATE BONDS - 97.63%

             AEROSPACE/DEFENSE - 5.13%
$  500,000   Loral Corp., 7.00% due  9/15/23 ....................  $    505,540
   500,000   Raytheon Co., 7.38% due 7/15/25 ....................       505,830
 2,000,000   Rohr, Inc., 9.25% due 3/1/17 .......................     2,080,000
                                                                   ------------
                                                                      3,091,370
             APPAREL & PRODUCTS - 4.91%
 2,950,000   Phillips Van Heusen Corp., 7.75% due 11/15/23 ......     2,959,410
                                                                   ------------
             BROADCASTING - 4.58%
 2,600,000   Turner Broadcasting, 8.40% due 2/1/24 ..............     2,759,952
                                                                   ------------
             CONGLOMERATES - 3.23%
 2,000,000   Loews Corp., 7.00% due 10/15/23 ....................     1,947,160
                                                                   ------------
             DRUGS - 3.45%
 2,000,000   Duane Reade Corp., 12.00% due 9/15/02 ..............     2,080,000
                                                                   ------------
             ENTERTAINMENT - 3.85%
 2,500,000   Paramount Communications Inc., 7.50% due 7/15/23 ...     2,319,925
                                                                   ------------
             FOODS - 4.17%
 2,500,000   Borden Inc., 7.88% due 2/15/23 .....................     2,515,450
                                                                   ------------
             HEALTHCARE - 2.68%
 2,150,000   Continental Health Affiliates, Inc., 6.00% Notes
               due 8/31/03 ......................................     1,612,500
                                                                   ------------
             HOME BUILDERS - 4.19%
 2,250,000   Fortress Group Inc., 13.75% due 5/15/03 ............     2,525,625
                                                                   ------------
             INSURANCE - MULTILINE - 4.16%
 2,300,000   Zurich Capital Trust, 8.38% due 6/1/37 .............     2,506,356
                                                                   ------------
             MERCHANDISE - SPECIALTY - 4.45%
 2,700,000   Limited, Inc., 7.50% due 3/15/23 ...................     2,682,612
                                                                   ------------
             MERCHANDISING - MASS - 9.42%
 2,500,000   K Mart Funding, 9.44% due 7/01/18 ..................     2,668,825
 2,500,000   ShopKo Stores, Inc., 9.25% due 3/15/22 .............     3,005,450
                                                                   ------------
                                                                      5,674,275
                                                                   ------------
2
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USLIFE INCOME FUND INC
STATEMENT OF NET ASSETS (UNAUDITED) CONTINUED
DECEMBER 31, 1997

PAR VALUE                                                          MARKET VALUE
---------                                                          ------------
             METALS - MISCELLANEOUS - 3.51%
$1,850,000   Inco Limited, 9.60% due 6/15/22 ....................  $  2,117,640
                                                                   ------------
             OIL - INTEGRATED DOMESTIC - 0.40%
   200,000   USX-Marathon Group, 9.13% due 1/15/13 ..............       240,662
                                                                   ------------
             PAPER/FOREST PRODUCTS - 8.57%
 2,300,000   Boise Cascade Co., 7.99% due 9/13/13 ...............     2,508,380
   500,000   Georgia-Pacific Corp., 9.63% due 3/15/22 ...........       567,045
 2,000,000   Georgia-Pacific Corp., 8.25% due 3/1/23 ............     2,089,900
                                                                   ------------
                                                                      5,165,325
                                                                   ------------
             SAVINGS & LOAN - 4.88%
 2,700,000   Ahmanson Capital Trust, 8.36% due 12/1/26 ..........     2,938,086
                                                                   ------------
             TELECOMMUNICATIONS - 6.49%
 1,100,000   Comcast Cellular, 9.50% due 5/1/07 .................     1,138,500
 2,500,000   Tele-Communications Inc., 9.25% due 1/15/23 ........     2,769,675
                                                                   ------------
                                                                      3,908,175
                                                                   ------------
             TOBACCO - 4.84%
 2,600,000   RJR Nabisco, Inc., 9.25% due 8/15/13 ...............     2,917,330
                                                                   ------------
             UTILITIES - ELECTRIC - 14.72%
   500,000   Boston Edison, 9.38% due 8/15/21 ...................       555,555
   900,000   Boston Edison, 8.25% due 9/15/22 ...................       953,775
   865,000   Commonwealth Edison, 8.38% due 9/15/22 .............       946,673
 2,600,000   Niagara Mohawk Power Corp., 9.50% due 3/1/21 .......     2,772,848
   573,000   Southern California Edison Co., 8.38% due 12/1/17 ..       586,133
   180,000   Southern California Edison Co. (MBIA Insured),
                8.38% due 12/1/17 ...............................       184,126
 2,600,000   Toledo Edison, 9.22% due 12/15/21 ..................     2,868,294
                                                                   ------------
                                                                      8,867,404
                                                                   ------------
                     TOTAL CORPORATE BONDS
                   (Cost $55,388,286)............................    58,829,257
                                                                   ------------

                                                                              3
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USLIFE INCOME FUND INC
STATEMENT OF NET ASSETS (UNAUDITED) CONTINUED
DECEMBER 31, 1997

PAR VALUE                                                          MARKET VALUE
---------                                                          ------------
             CORPORATE SHORT TERM COMMERCIAL PAPER - 0.66%

             FINANCE COMPANIES - 0.66%
$  195,000   General Electric Capital Corp., 5.68% due 2/27/98 ..  $    193,239
   205,000   General Motors Acceptance Corp., 5.76% due 2/27/98 .       203,125
                                                                   ------------
                                                                        396,364
                                                                   ------------
             TOTAL CORPORATE SHORT TERM COMMERCIAL PAPER
                 (Cost $396,364).................................       396,364
                                                                   ------------
             TOTAL INVESTMENTS
             (Cost $55,784,650) - 98.29%.........................    59,225,621
                                                                   ------------
             Other assets and liabilities, net - 1.71%...........     1,028,170
                                                                   ------------
             NET ASSETS (equivalent to $10.68 per share on
                 5,643,768 shares outstanding) - 100%............  $ 60,253,791
                                                                   ------------

-------------------------------------------------------------------------------

NET ASSETS REPRESENTED BY:
Capital stock, $1.00 par value per share, 10,000,000 shares
  authorized, 5,643,768 shares outstanding......................  $  5,643,768
Additional paid in capital .....................................    54,203,461
Accumulated net realized loss on securities.....................    (3,486,999)
Undistributed net investment income.............................       452,590
Unrealized appreciation of investments .........................     3,440,971
                                                                  ------------
NET ASSETS APPLICABLE TO SHARES OUTSTANDING.....................  $ 60,253,791
                                                                  ============
See accompanying notes to financial statements.

4
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STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997

INVESTMENT INCOME:
Interest.........................................................  $  2,466,966
                                                                   ------------
EXPENSES:
Advisory fee.....................................................       206,361
Transfer agent fees and expenses.................................        22,042
Custodian fee....................................................         5,621
Treasury and secretarial services................................        25,000
Directors' fees..................................................        20,300
Interest on directors' deferred compensation.....................         8,657
Printing, stationery and supplies................................         9,645
New York stock exchange listing fees.............................         9,955
Legal and audit fees.............................................        20,401
Insurance expense................................................        11,895
Miscellaneous....................................................        10,920
                                                                   ------------
   Total expenses................................................       350,797
                                                                   ------------
NET INVESTMENT INCOME............................................     2,116,169
                                                                   ------------

REALIZED AND UNREALIZED GAIN (LOSS) ON SECURITIES:
Net realized loss on securities..................................      (800,721)
Net unrealized appreciation on securities during the period......     3,665,648
                                                                   ------------
    Net realized and unrealized gain on securities
        during the period........................................     2,864,927
                                                                   ------------
INCREASE IN NET ASSETS RESULTING FROM OPERATIONS.................  $  4,981,096
                                                                   ------------

STATEMENT OF CHANGES IN NET ASSETS (UNAUDITED)


                                                                        For the             For the
                                                                    six months ended   fiscal year ended
                                                                   December 31, 1997      June 30,1997
                                                                   -----------------   -----------------
OPERATIONS:
Net investment income............................................   $    2,116,169     $    4,141,554
Net realized gain (loss) on securities...........................         (800,721)           253,242
Net unrealized appreciation of securities during the period......        3,665,648          3,250,543
                                                                   -----------------   -----------------
    Increase in net assets resulting from operations.............        4,981,096          7,645,339
                                                                   -----------------   -----------------
DISTRIBUTIONS TO SHAREHOLDERS FROM:
Net investment income............................................       (2,144,632)        (4,515,014)
                                                                   -----------------   -----------------
TOTAL INCREASE IN NET ASSETS.....................................        2,836,464          3,130,325
                                                                   -----------------   -----------------
NET ASSETS:
Beginning of period..............................................       57,417,327         54,287,002
                                                                   -----------------   -----------------
End of period (including undistributed net investment income
    of $452,590 and $481,053)....................................   $   60,253,791    $   57,417,327
                                                                   -----------------   -----------------


See accompanying notes to financial statements.

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FINANCIAL HIGHLIGHTS (UNAUDITED)

Per share data is for a share of capital stock outstanding throughout the period. Total return includes reinvestment of dividends. Total returns and ratios for periods of less than one year are not annualized.

                                                       For the
                                                      six months
                                                        ended                       Fiscal year ended June 30,
                                                     December 31,  -----------------------------------------------------------
                                                         1997          1997        1996          1995       1994          1993
                                                    --------------------------------------------------------------------------
PER SHARE DATA

Net asset value at beginning of period...........      $10.17        $9.62        $10.07        $9.39       $10.28       $9.67
                                                    --------------------------------------------------------------------------
Income (loss) from investment operations:
    Net investment income........................         .37          .73           .76          .76          .75         .91
    Net realized and unrealized gain (loss)
         on securities...........................         .52          .62          (.41)         .72         (.77)        .60
                                                    --------------------------------------------------------------------------
    Total income (loss) from investment operations        .89         1.35           .35         1.48         (.02)       1.51
                                                    --------------------------------------------------------------------------
Distributions:
    Distributions from net investment income.....        (.38)        (.80)         (.80)        (.80)        (.87)       (.90)
                                                    --------------------------------------------------------------------------
    Net asset value, end of period...............       $10.68      $10.17         $9.62       $10.07        $9.39      $10.28
                                                    ==========================================================================
    Market value, end of period..................        $9.63       $9.13         $9.00        $9.25         9.38      $10.75
                                                    ==========================================================================
Total investment return*:
    Based on market value........................         9.77%      10.48%         5.56%        7.72%       (5.10%)     20.69%
    Based on net asset value.....................         8.89%      15.19%         3.64%       17.08%       (0.60%)     16.36%

RATIOS AND SUPPLEMENTAL DATA:
    Net assets, end of period (millions).........          $60         $57           $54          $57          $53         $56
    Ratio of expenses to average net assets......         0.59%       1.19%         1.17%        1.22%        1.16%       1.23%
    Ratio of net investment income to average
       net assets................................         3.57%       7.43%         7.49%        7.99%        7.38%       9.13%
    Portfolio turnover rate......................        19.26%      25.77%        29.55%       29.93%       46.72%      45.01%

  * Total returns reflect the change in net asset value or market value during each period, assuming that dividends and capital gains distributions, if any, were reinvested in accordance with the Automatic Dividend Investment Plan available to shareholders. Total return based on net asset value may not be representative of a shareholder's actual total return due to the difference between the net asset value and the current market value of a share as traded on the exchange.

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Notes to Financial Statements (Unaudited)

Note 1 - SIGNIFICANT ACCOUNTING POLICIES
USLIFE Income Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as a closed end diversified management investment company.
The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP requires accruals which occasionally are based upon management estimates. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.
A.  INVESTMENT VALUATION
    Listed securities are valued at the last reported sale price on the principal exchange on which the security is traded. In the absence of any sales that day, securities are valued at the last reported bid price, or based on a matrix system which utilizes information (such as credit ratings, yields and maturities) from independent sources. Short term debt securities for which market quotations are readily available are valued at the last reported bid price. However, any short term security with a remaining maturity of 60 days or less are valued by the amortized cost method which approximates fair market value. Investments for which market quotations are not readily available are valued at fair value as determined in good faith by, or under authority delegated by, the Fund's Board of Directors.
B.  FEDERAL INCOME TAXES
    The Fund intends to qualify as a "regulated investment company" under Subchapter M of the Internal Revenue Code and to distribute all of its taxable net investment income and taxable net realized capital gains, in excess of any available capital loss carryovers. Therefore no federal income tax provision is required. At December 31, 1997, the Fund had a net capital loss carry forward of approximately $2.6 million, expiring
    $1.5 million in 1998 and $1.1 million in 2000.

C.  INVESTMENT TRANSACTIONS AND RELATED
    INVESTMENT INCOME
    Investment transactions are accounted for on the trade date. Realized gains and losses are determined on the basis of identified cost. Dividend income, if any, is recorded on the ex-dividend date. Coupon interest income on investments is accrued daily. Market premiums on securities are not being amortized and discounts are not being accrued, except for original issue discounts which are being accrued for tax purposes.
D.  DISTRIBUTION TO SHAREHOLDERS
    Distributions to shareholders are recorded on the record date. The
    Fund declares dividends from net investment income quarterly. Capital gains distributions in excess of any existing capital loss carry forwards, are declared annually.

    Investment income and capital gains and losses are recognized in accordance with generally accepted accounting principles ("book"). Distributions from net investment income and realized capital gains are based on earnings as determined in accordance with federal tax regulations ("tax") which may differ from book basis earnings. At the end of the year, offsetting adjustments to undistributed net investment income and undistributed net realized gains (losses) are made to eliminate permanent book/tax differences arising in the current year.

NOTE 2 - ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES
On September 24, 1997, the shareholders of the Fund approved an investment advisory agreement with The Variable Annuity Life Insurance Company ("VALIC" or the "Adviser"). Prior to this date USLIFE Advisers, Inc. served as investment adviser. VALIC is an indirect wholly-owned subsidiary of American General Corporation, Houston, Texas. The Adviser receives a monthly fee equal to the sum of: a) 0.04167% of the Fund's adjusted net assets (month end net assets, less net investment income for the month) and
b) 2-1/2% of the Fund's net investment income, minus interest on borrowed funds during the month.

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NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
CONTINUED

During the six months ended December 31, 1997, the Fund paid USLIFE Advisers, Inc. and VALIC $93,953 and $112,408, respectively, for providing advisory services.

In accordance with the investment advisory agreement, the Fund reimburses the Adviser $50,000 per year for services performed on behalf of the Fund by the Secretary and the Treasurer and personnel operating under their direction. During the six months ended December 31, 1997, the Fund paid
USLIFE Advisers, Inc. and VALIC $11,667 and $13,333, respectively, for providing these services.

At December 31, 1997, the Fund had a deferred compensation liability to a former Director of the Fund which totaled $267,531 including accrued interest payable by the Fund.

Certain officers and directors of the Fund are officers and directors of VALIC.

NOTE 3 - INVESTMENT ACTIVITY
At December 31, 1997, the identified cost of investments for federal income tax purposes was $56,748,746 resulting in gross unrealized appreciation of $3,016,250, gross depreciation of $539,375, and net unrealized appreciation of $2,476,875.

During the six months ended December 31, 1997, purchases and sales of investments, other than short-term investments, aggregated $11,090,284 and $11,243,202, respectively.

NOTE 4 - BANK LINE OF CREDIT
The Fund participates in a $250,000 unsecured line of credit to be utilized primarily for temporary or emergency purposes, including the financing of rede mptions. Interest is charged to the Fund at rates which are tied to the federal funds rate in effect at the time of borrowings. At December 31, 1997, there were no outstanding borrowings under the line of credit.

NOTE 5 - SUBSEQUENT EVENT
On January 27, 1998, the Board of Directors declared a quarterly dividend of $0.19 per share. The dividend will be payable on March 3, 1998 to shareholders of record on February 20,1998.

SUPPLEMENTARY INFORMATION (UNAUDITED)

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders was held on September 24, 1997. The results of all matters voted on by shareholders were as follows.

1. RATIFICATION OF APPOINTMENT OF INDEPENDENT
   AUDITORS
   A proposal to approve and ratify the appointment of KPMG Peat Marwick LLP as independent auditor for the fiscal year ending June 30, 1998 was approved with 3,636,453 votes for, 43,707 votes against and 94,187 votes abstaining.

2. ELECTION OF DIRECTORS
   Shareholders elected six directors, as follows:
   Nominee                    For       Withheld
   ---------------------------------------------
   Norman Hackerman         3,629,107    145,240
   John Lancaster           3,628,307    146,040
   Ben H. Love              3,641,661    132,686
   F. Robert Paulsen        3,629,657    144,690
   Craig R. Rodby           3,644,161    130,186
   R. Miller Upton          3,634,383    139,964

3. APPROVAL OF THE INTERIM ADVISORY AGREEMENT
   USLIFE Advisers, Inc. "the Former Adviser" served as the Fund's investment adviser from August 4, 1976 through June 17, 1997 pursuant to an investment advisory agreement ("Advisory Agreement") dated August 4, 1976. On June
   17, 1997, USLIFE Corporation ("USLIFE"), the parent company of the Former Adviser, merged with and into a wholly-owned subsidiary of American
   General Corporation ("American General") and the Former Adviser became an indirect, wholly-owned subsidiary of American General. For purposes of the Investment Company Act of 1940 ("1940 Act"), this merger ("Merger") caused a change of control of the Former Adviser that constituted an assignment and thereby effected an automatic termination of the Advisory Agreement on June 17, 1997.

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SUPPLEMENTARY INFORMATION (UNAUDITED)
CONTINUED

   The 1940 Act requires that the shareholders of an investment company approve an investment advisory agreement prior to its effectiveness. Upon announcement of the Merger agreement between USLIFE and American General, the Fund's management (with Board of Directors approval) requested the Securities and Exchange Commission ("SEC") to grant exemptive relief from this requirement for shareholder approval, to allow the Fund to enter into an interim investment advisory agreement between the Fund and the Former Adviser ("Interim Advisory Agreement"), subject to subsequent shareholder ratification and approval. This relief was necessary because of (i) the uncertainty regarding the closing date of the Merger; (ii) the time required to solicit proxies of Fund shareholders; and (iii) the desire for continuity in management of the Fund. The SEC granted the requested relief by order on June 11, 1997.

   Pursuant to the exemptive order and to provide for continuity in connection with the provision of investment advisory services to the Fund, the Board of Directors of the Fund ("Board") approved the Interim Advisory Agreement, subject to shareholder approval. Under the Interim Advisory Agreement, the Former Adviser provided investment advisory services to the Fund from the date of the Merger, June 17, 1997 until the date of the annual meeting of shareholders ("Meeting"), September 24, 1997, when shareholders voted on the Interim Advisory Agreement. The terms and conditions of the Interim Advisory Agreement were identical to the terms and conditions of the Advisory Agreement, except as to effective and termination dates and with the addition of certain provisions concerning the escrow of advisory fees during the Interim Advisory Agreement period.

   On July 2, 1997, the Board, consisting only of Directors who were not interested persons of the Fund or the Former Adviser within the meaning of the 1940 Act ("Independent Directors"), determined that there would be no diminution in the scope or quality of the services provided by the Former Adviser under the Interim Advisory Agreement in connection with the change in advisory personnel resulting from the change in the ownership of the Former Adviser. Among other things, the Board considered the experience of the new officers and directors of the Former Adviser and recognized that the principal investment manager for the Fund would be retained as consultant under the Interim Advisory Agreement, until September 24, 1997.

   On September 24, 1997 the shareholders approved the Interim Advisory Agreement with 3,534, 227 votes for, 85,718 votes against, and 154,402 votes abstaining.

4. APPROVAL OF THE NEW ADVISORY AGREEMENT
   The Board also approved, subject to shareholder approval, a new investment advisory agreement ("New Advisory Agreement") with The Variable Annuity Life Insurance Company ("VALIC"), an indirect, wholly-owned subsidiary of American General. The New Advisory Agreement provides for VALIC to provide investment advice to the Fund for a two-year period commencing upon shareholder approval of the New Advisory Agreement, and thereafter so long as its continuance is specifically approved at least annually by the Board or by majority vote of the Fund's shareholders. Under the New Advisory Agreement, VALIC would provide the same investment advisory services provided by the Former Adviser under the Advisory Agreement with the same advisory fee structure.

   The New Advisory Agreement contains certain additional provisions not contained in the Advisory Agreement or the Interim Advisory Agreement. Under the terms of the New Advisory Agreement, VALIC will maintain a trading desk to place all orders for the purchase and sale of the Fund's portfolio investments with brokers or dealers selected by VALIC. Under the New

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SUPPLEMENTARY INFORMATION (UNAUDITED)
CONTINUED


   Advisory Agreement, VALIC also is required to use its best efforts to obtain any tender and exchange offer solicitation fees, other fees and similar payments in connection with the portfolio transactions of the Fund. VALIC is also required to remit promptly to the Fund any commissions, tender and exchange offer solicitation fees, other fees or similar payments received by VALIC, or any affiliated person of VALIC in connection with any of the Fund's portfolio transactions, less the amount of any direct expenses incurred by VALIC or any affiliated person of VALIC in obtaining such commissions, fees or payments. In addition, under the New Advisory Agreement, VALIC may, when appropriate, aggregate orders for its other customers together with any securities of the same type to be sold or purchased for the Fund in order to obtain best execution and lower brokerage commissions, provided that VALIC allocates the share and expenses in an equitable manner.

   The New Advisory Agreement differs from the Advisory Agreement and the Interim Advisory Agreement in certain other respects as well.
   Subject to prior authorization by the Fund's Board of appropriate policies and procedures, the New Advisory Agreement permits VALIC to pay a broker a commission for effecting a portfolio transaction in excess of the commission another broker would have charged for effecting
   The same transaction, if the first broker provided brokerage and/or research services, including statistical data, to VALIC. In connection with purchases and sales of portfolio securities, the New Advisory Agreement prohibits VALIC, its officers and its employees from acting as principal or agent for any party other than the Fund or receiving any commissions. In addition, the New Advisory Agreement authorizes VALIC to make use of its affiliated companies and their employees in connection with the rendering of investment advisory services to the Fund. The New Advisory Agreement also contains certain nonmaterial conforming changes.

   On September 24, 1997 the shareholders approved the New Advisory Agreement with 3,448,285 votes for, 108,870 votes against, and 177,192 votes abstaining.

5. AMENDMENT OF FUNDAMENTAL INVESTMENT
   RESTRICTIONS
   A proposal to amend the Fund's fundamental investment restrictions to permit the Fund to invest up to 20% of its total assets in foreign securities was approved with 3,125,277 votes for, 329,213 votes against, and 157,596 votes abstaining with 162,261 votes representing broker non-votes.

AUTOMATIC DIVIDEND INVESTMENT PLAN
Shareholders may elect to enroll in the Fund's Automatic Dividend Investment Plan ("Plan"). All distributions of the Fund's net investment income and net realized short-term and long-term capital gains, if any, will automatically be received or invested in shares of the Fund's common stock at their net asset value or market price plus the cost of brokerage commissions, whichever is lower. Shares will be held by Chase Manhattan Bank, the Plan agent, in an account for each participant in non-certificated form. Participation in the Plan will not relieve participants of any capital gains or income tax payable on dividends or distributions reinvested under the Plan. Participation in the Plan can be terminated at any time up to the next dividend record date by writing to Chase Manhattan Bank. Upon termination, stock certificates for full shares will be issued to the participant or, at the participant's direction, sold at the current market price. Any fractional shares at the time of termination will be converted to cash at the current market price. A check for the proceeds, less brokerage commissions and any other costs of sale, will be sent to the participant. For additional information on the Plan, please write Chase Manhattan Bank, c/o Shareholder Investment Services,
P. O. Box 750, Pittsburgh, PA 15230-0750 or call 1-800-279-1248.

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


BOARD OF DIRECTORS

Norman Hackerman
John W. Lancaster
Ben H. Love
F. Robert Paulsen
Craig R. Rodby
R. Miller Upton

OFFICERS

Craig R. Rodby, Chairman
Norman Jaskol, President
Leon A. Olver, Vice President
Cynthia A. Toles, Secretary
Gregory R. Seward, Treasurer
Nori L. Gabert, Assistant Secretary
Kathryn A. Pearce, Assistant Treasurer

INVESTMENT ADVISOR

The Variable Annuity Life Insurance Company (VALIC)
2929 Allen Parkway
Houston, TX 77019

SHAREHOLDER SERVICE AGENT

ChaseMellon Shareholders Services, LLP
450 West 33rd Street
New York, NY 10001

CUSTODIAN

Chase Manhatten Bank
Four New York Plaza, 4th Floor
New York, NY 10004

INDEPENDENT AUDITORS

KPMG Peat Marwick LLP
757 Third Avenue, Room 1046
New York, NY 10017


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